NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Stock and the 9.375% Series B Cumulative Redeemable Preferred Stock and the 9.125% Series C Cumulative Redeemable Preferred Stock (together with the Common Stock, the 'Securities') of Impac Mortgage Holdings (the 'Company') from listing and registration on the Exchange at the opening of business on December 19, 2008, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange. The Company has fallen below the Exchange's continued listing standard for average closing price of less than $1.00 over a consecutive 30 trading day period and failed to cure this non-compliance within the required timeframe. The common stock is now also trading at levels viewed as 'abnormally low' with a closing price of $0.12 on November 14, 2008. 1. The Exchange's Listed Company Manual, Sections 802.01C, states, in part, that the Exchange would normally give consideration to delisting a security of either a domestic or non-U.S. issuer when: average closing price of a security is less than $1.00 over a consecutive 30 trading-day period. 2. The Exchange, on November 17, 2008, determined that the Securities should be suspended from trading before the opening of the trading session on November 21, 2008, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange. The Company was notified by letter on November 17, 2008. 3. Pursuant to the above authorization, a press release was issued on November 17, 2008, and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on November 17, 2008 and other various dates of the proposed suspension of trading in the Securities. Similar information was included on the Exchange's website. Trading in the Securities on the Exchange was suspended before the opening of the trading session on November 21, 2008. 4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist the Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The Company did not file such request within the specific time period.